     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1998


                                                      REGISTRATION NO. 333-51007
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------


                                AMENDMENT NO. 6
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                                NETGRAVITY, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7372                  77-0410283
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                                 No.)

                                NETGRAVITY, INC.
                       1700 S. AMPHLETT BLVD., SUITE 350
                              SAN MATEO, CA 94402
                                 (650) 655-4777
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------

                                 JOHN W. DANNER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                NETGRAVITY, INC.
                       1700 S. AMPHLETT BLVD., SUITE 350
                              SAN MATEO, CA 94402
                                 (650) 655-4777
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------

                                   COPIES TO:

        LARRY W. SONSINI, ESQ.                    SCOTT C. DETTMER, ESQ.
      JAMES N. STRAWBRIDGE, ESQ.                  CARLA S. NEWELL, ESQ.
        JON C. GONZALES, ESQ.                 WILLIAM E. GROWNEY, JR., ESQ.
    CHRISTOPHER G. NICHOLSON, ESQ.               KIRIL DOBROVOLSKY, ESQ.
   WILSON SONSINI GOODRICH & ROSATI        GUNDERSON DETTMER STOUGH VILLENEUVE
       PROFESSIONAL CORPORATION                 FRANKLIN & HACHIGIAN, LLP
          650 PAGE MILL ROAD                      155 CONSTITUTION AVE.
         PALO ALTO, CA 94304                       MENLO PARK, CA 94025
            (650) 493-9300                            (650) 321-2400

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                                ----------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                                ----------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


    The sole purpose of this Amendment No. 6 is to make a correction to Item 15 (Recent Sales of Unregistered Securities) regarding the aggregate consideration paid to the Company by purchasers of the Registrant's Series A Preferred Stock. No changes have been made to the text of the Registration Statement other than to paragraph 3 of Item 15 of Part II.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts, commissions and certain accountable expenses, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC Registration Fee............................................  $  11,196
NASD Filing Fee.................................................      4,296
Nasdaq National Market Listing Fee..............................     87,000
Printing Fees and Expenses......................................    200,000
Legal Fees and Expenses.........................................    400,000
Accounting Fees and Expenses....................................    300,000
Blue Sky Fees and Expenses......................................      5,000
Transfer Agent and Registrar Fees...............................     15,000
Miscellaneous...................................................    277,508
                                                                  ---------
    Total.......................................................  $1,300,000
                                                                  ---------
                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article Nine of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors, officers or employee benefit plan fiduciaries, to the fullest extent not prohibited by Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of directors and officers if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his conduct was unlawful.
Article VI also permits the Company to advance expenses incurred by indemnified directors or officers in connection with the defense of any action or proceeding arising out of such directors' or officers' status or service as directors or officers of the Company upon an undertaking by such directors or officers to repay such advances if it is ultimately determined that such directors or officers are not entitled to such indemnification.

    The Registrant has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Registrant's Amended and Restated Bylaws. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorneys' fees and associated legal expenses), judgments, fines and amounts paid in settlement amounts if such settlement is approved in advance by the Registrant, which approval shall not be unreasonably withheld, actually and reasonably incurred by any such person in any action, suit, proceeding or alternative dispute resolution mechanism arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    1. In September 1995 the Registrant issued and sold an aggregate of 2,454,544 shares of Common Stock to two founders of the Registrant at a purchase price of approximately $0.06 per share for an aggregate purchase price of $150,000. In October 1995 the Registrant issued 548,590 shares of Common Stock to another founder in consideration of such founder accepting employment with the Registrant.

    2. In September 1995 the Registrant issued and sold an aggregate of 818,181 shares of Common Stock to investors who were either accredited investors, as that term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended, or otherwise considered by the Registrant to be sophisticated investors (such accredited investors and other sophisticated investors, collectively, "Sophisticated Investors"), at a purchase price of approximately $0.06 per share for an aggregate purchase price of $49,860 and issued promissory notes for an aggregate amount of $450,000.


    3. Between January 1996 and April 1996 the Registrant issued and sold an aggregate of 4,404,578 shares of Series A Preferred Stock convertible into 2,494,147 shares of Common Stock to venture capitalists and other Sophisticated Investors for total consideration of $4,448,623.78 consisting of cash and the cancellation of the principal and interest due on the promissory notes referred to above.


    4. In March 1997 the Registrant issued and sold an aggregate of 4,307,969 shares of Series B Preferred Stock convertible into 1,958,158 shares of Common Stock to venture capitalists and other Sophisticated Investors at a purchase price of $0.9982 per share for an aggregate purchase price of $4,299,999.24.

    5. In October 1997 the Registrant issued 11,362 shares of Common Stock to consultants in consideration for services rendered.

    6. In November 1997 and March 1998 the Registrant issued and sold an aggregate of 3,887,978 shares of Series C Preferred Stock convertible into 1,767,261 shares of Common Stock to venture capitalists and other Sophisticated Investors for aggregate net proceeds to the Registrant of $8,683,000, or approximately $2.24 per share.

    7. In November 1997 the Registrant issued 15,909 shares of Common Stock to a former employee in connection with the termination of such employee's employment with the Registrant.

    8. From September 1995 through April 30, 1998 the Registrant granted options under the 1995 Stock Plan to purchase an aggregate of 3,219,772 shares of the Registrant's Common Stock at exercise prices ranging from $0.06 to $6.60 to 145 employees, directors and consultants.

    9. From September 1995 through April 30, 1998 the Registrant issued an aggregate of 1,205,861 shares of Common Stock pursuant to option exercises at exercise prices ranging from $0.0277 to $0.22 to 62 employees, directors and consultants.

    10. From September 1995 through April 30, 1998, the Registrant issued warrants to consultants and other Sophisticated Investors exercisable for an aggregate of 27,650 shares of Common Stock at an exercise price of $0.22 per share.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits are attached hereto and incorporated herein by reference.


 +1.1  Form of Underwriting Agreement.

 +3.1  Amended and Restated Certificate of Incorporation of the Registrant.

 +3.2  Form of Certificate of Amendment to Amended and Restated Certificate of
         Incorporation.

 +3.3  Amended and Restated Bylaws of the Registrant.

 +4.1 Specimen certificate representing shares of Common Stock of the Registrant.

 +4.2  Second Amended and Restated Registration and Information Rights Agreement.

 +5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

+10.1  Form of Indemnification Agreement for Directors and Officers of the
         Registrant.

+10.2  1995 Stock Option Plan.

+10.3 1998 Stock Option Plan, together with form of Stock Option Agreement and form of Stock Issuance Agreement.

+10.4  1998 Employee Stock Purchase Plan.

+10.5  1998 Director Option Plan.

+10.6  Lease dated September 29, 1995 for the Registrant's headquarters in San
         Mateo, CA.

+10.7  Lease dated March 2, 1998 for the Registrant's offices in New York, NY.

+10.8  Employment and Severance Agreement dated March 31, 1998 by and between the
         Registrant and Stephen E. Recht.

+10.9  Professional Services Agreement dated March 27, 1997 by and between the
         Registrant and Protege Software (Holdings) Limited as amended by
         Amendment dated May 13, 1998.

+10.10 Common Stock Repurchase Agreement and Clarification of Founder's Stock
         Purchase Agreement dated March 12, 1997 by and between the Registrant and John W. Danner.

+10.11 Common Stock Repurchase Agreement and Clarification of Founder's Stock
         Purchase Agreement dated March 12, 1997 by and between the Registrant and Thomas A. Shields.

+10.12 Employment Agreement dated April 22, 1998 by and between the Registrant and Susan Atherton.

+10.13 401(k) Plan.

+10.14 Employment Agreement dated May 12, 1998 by and between the Registrant and
         Jitendra Valera.

+10.15 Consultant and Representative Agreement dated June 1, 1998 by and between the Registrant and Asia Pacific Ventures Co.

+10.16 Single User License Agreement by and between the Registrant and Rogue Wave
         Software, Inc.

+11.1 Statement Regarding Computation of Earnings Per Share (contained in Note 1 of the Notes to Financial Statements).

+16.1  Letter from Ernst & Young LLP regarding change in certified accountants.

+21.1  List of Subsidiaries of the Registrant.

+23.1  Consent of Independent Auditors.

+23.2  Consent of Counsel (included in Exhibit 5.1).

+24.1  Power of Attorney.

+27.1  Financial Data Schedule (Fiscal 1997).

+27.2  Financial Data Schedule (First Quarter 1998).

---------

+   Previously filed.

    (b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not, applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 11th day of June, 1998.


                                NETGRAVITY, INC.

                                By:             /s/ STEPHEN E. RECHT
                                     -----------------------------------------
                                                  Stephen E. Recht
                                              CHIEF FINANCIAL OFFICER
                                                   AND SECRETARY


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 6 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
       JOHN W. DANNER*            Chief Executive Officer
------------------------------    (principal executive         June 11, 1998
        John W. Danner            officer)

                                Chief Financial Officer
     /s/ STEPHEN E. RECHT         and Secretary (principal
------------------------------    financial and accounting     June 11, 1998
       Stephen E. Recht           officer)

      JOHN D. D. KOHLER*
------------------------------  Director                       June 11, 1998
      John D. D. Kohler

     JONATHAN D. LAZARUS*
------------------------------  Director                       June 11, 1998
     Jonathan D. Lazarus

     ALEXANDER R. SLUSKY*
------------------------------  Director                       June 11, 1998
     Alexander R. Slusky

*By: /s/ STEPHEN E. RECHT
      -----------------------------
      Stephen E. Recht
      ATTORNEY-IN-FACT